Exhibit 99
News Department 77 Beale Street San Francisco, CA 94105 415/973-5930	NEWS 06:73
             FOR IMMEDIATE RELEASE:  Aug. 15, 2006
             CONTACT: PG&E News Department (415) 973-5930

PG&E NAMES BILL MORROW
PRESIDENT AND CHIEF OPERATING OFFICER

SAN FRANCISCO - Pacific Gas and Electric Company has elected Bill Morrow as President and Chief Operating Officer (COO), effective today. Morrow is assuming the role vacated last January when Tom King became Chief Executive Officer and is responsible for overall management of operations on a day-to-day basis.
Morrow reports to King, who continues to oversee the large-scale effort currently underway to improve the utility’s service through its business transformation process, as well as the utility’s electric generation business. King also is assuming expanded responsibilities for PG&E Corporation’s strategy to grow its business, including potential mergers and acquisitions.
“Bill’s experience and expertise further strengthen our leadership team and will be a tremendous asset as we drive toward our goal of becoming the leading utility in the nation,” said King. “His success in the telecommunications industry demonstrates that he knows what it takes to deliver financially and operationally in a competitive, customer-driven environment. We look forward to his contributions.”
Morrow has more than 25 years of management experience in the telecommunications industry, including more than a decade as a senior executive with Vodafone. His new post brings him back to his home state after an extensive international career. Most recently, he served as CEO of Vodafone’s Europe region with 10 independent operating companies. Previously, he was president of Vodafone Japan, CEO Vodafone UK and president of the publicly traded Japan Telecom.
Beginning his career at Pacific Bell in 1980, Morrow held numerous positions of increasing responsibility over a period of 15 years. Prior to the British and Japanese experience, Morrow was chief technology officer and subsequently executive vice president and co-chief operating officer at Belgacom Mobile in Belgium.
Morrow holds degrees in business and electrical engineering.

For more information about Pacific Gas and Electric Company please visit www.pge.com.